FORM OF

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT, between Catalyst Capital Advisors LLC, a New York limited liability company (the “Adviser”), and Aspect Capital Limited, a United Kingdom corporation (the “Sub-Adviser”) is dated as of December [__], 2023.

WHEREAS, the Adviser acts as an investment adviser to series of Mutual Fund Series Trust, an Ohio business trust (the "Trust"), pursuant to an Investment Advisory Agreement dated as of December [ ], 2023 (the "Advisory Agreement");

WHEREAS, the Adviser warrants and represents to the Sub-Adviser that Adviser has full legal authority to engage unaffiliated investment managers as sub-advisers to manage accounts and or assets designated for the Adviser’s management by the Trust;

WHEREAS, the Sub-Adviser is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisors Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is authorized to create separate series, each with its own separate investment portfolio;

WHEREAS, the Catalyst/Aspect Enhanced Multi-Asset Fund (the “Fund”) is a separate series of the Trust;

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Fund, a series of shares of beneficial interest of the Trust, and the Sub-Adviser is willing to render such services;

WHEREAS, CAEMAF Fund Limited (the “Subsidiary”) is a wholly-owned subsidiary of the Fund, and is an exempted company incorporated under the laws of the Cayman Islands;

WHEREAS, the Adviser and the Sub-Adviser have entered into an Sub-Advisory Agreement dated December [ ], 2023 with respect to the Subsidiary, relating to the provision of investment advisory services to the Subsidiary. The Adviser or Sub-Advisor, on behalf of the Fund, may allocate a portion of the Fund’s assets to the Subsidiary, not to exceed 25% of the Fund’s assets.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.                                         Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Sub-Advisory Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

2.                                         Sub-Adviser's Duties. Subject to the general supervision and oversight of the Trust's Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall, employing its discretion, manage the

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investment operations of the Fund and the composition of the portfolio of securities and investments (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund's then-current Prospectus and Statement of Additional Information (together, the "Prospectus") and subject to the following understandings:

(a)                                      The Sub-Adviser shall furnish a continuous investment program for the Fund (the “Investment Program”); and determine from time to time what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held uninvested as cash;

(b)                                      The Sub-Adviser shall use its best judgement in the performance of its duties under this Sub-Advisory Agreement;

(c)                                      The Sub-Adviser, in the performance of its duties and obligations under this Sub-Advisory Agreement for the Fund, shall act in conformity with the Trust's declaration of trust, its by-laws and the Fund's Prospectus and as far as is reasonably practicable in the context of the investment mandate, the Sub-Adviser will: (i) act with the reasonable instructions and directions of the Trust's Board of Trustees and the Adviser; (ii) conform to and comply with the requirements of the 1940 Act as required of a sub-adviser under the 1940 Act; and (iii) comply with applicable federal and state laws and regulations;

(d)                                      The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to paragraph heading: Execution of Purchase and Sale Orders below;

(e)                                      The Sub-Adviser shall procure maintenance of the books and records with respect to the securities transactions of the Fund and shall render to the Adviser and the Trust's Board of Trustees (“Board”) such periodic and special reports as the Adviser and Board may reasonably request;

(f)                                       The Sub-Adviser shall provide the Trust's custodian and fund accountant on each Business Day (as defined below) with information about the Fund’s securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian. Business Day means a day the Fund is open for business as set forth in the Fund’s Prospectus;

(g)                                      The Sub-Adviser shall respond promptly or shall procure a prompt response to any request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and shall promptly review or procure prompt review of the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect;

(h)                                      The Sub-Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations under the Trust’s Liquidity Risk Management Program including, but not limited to, review of all liquidity determinations regarding the Fund’s holdings;

(i)                                       The Sub-Adviser shall be responsible for: (1) directing the manner in which proxies solicited by issuers of securities beneficially owned by the Fund shall be voted, and (2) making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities held by the Fund;

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(j)                                       The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Sub-Advisory Agreement is in effect, the Sub-Adviser shall provide to the board a written report that describes any issues arising under the code of ethics since the last report to the board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the sub-adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code; and

(k)                                      The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust's chief compliance officer an annual written report regarding the sub-adviser's compliance program.

3.                                         Custodian. The assets of the Fund shall be held by an independent custodian, not Adviser nor Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Fund and the custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser 's obligations in respect of the Fund.

4.                                           Representations of the Adviser: The Adviser represents, warrants and agrees that the Fund and the Subsidiary are “qualified eligible persons” as that term is defined in U.S. Commodity Futures Trading Commission (“CFTC”) Regulation 4.7, and consent to being treated as exempt for the purposes of CFTC Regulation 4.7.

5.                   Risk Acknowledgment. The Adviser agrees and acknowledges that the Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, nor the success of Sub-Adviser's overall management of the Fund. Accordingly, Adviser acknowledges and agrees that Sub-Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross negligence or willful misconduct of the Sub-Adviser, including the Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Fund’s Prospectus and Trade Errors. For purposes of this Agreement, “Trade Errors” shall mean erroneous orders by the Sub-Adviser for the Fund’s portfolio that result in the purchase or sale of investments that, as determined by the Adviser and Sub-Adviser in good faith: (i) were not the intended investment to be purchased or sold, (ii) were traded in the wrong direction; or (iii) were traded in a greater quantity than intended.  Additionally, a “Trade Errors” shall not include any error related to: (i) any pre-trade systems or processes, including data processing or signal generation; (ii) any post-trade systems or processes, including allocation of orders or sweeping of non-base currency balances into base currency; or (iii) that results in the purchase or sale of investments in a quantity lower than what was intended.  Notwithstanding the foregoing, the parties mutually agree and acknowledge that the determination of what constitutes a Trade Error for purposes of this Agreement may be determined by the Trust.

6.                                          Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and/or Trust directions, notices and instructions to Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

7.                   Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of the Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser,

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subject to review of this selection by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek, for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer. The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation n to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting a Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment adviser for such client and not in any way on behalf of the Fund. The Sub-Adviser's services to the Fund pursuant to this Sub-Advisory Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

8.                                         Books and Records. The Sub-Adviser shall keep the Trust's books and records required to be maintained by it pursuant to Section 2(e) of this Sub-Advisory Agreement. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.

9.                                         Expenses of the Sub-Adviser. During the term of this Sub-Advisory Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all trustees or officers of the Trust, if any, who are "interested persons" of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Sub-Advisory Agreement other than (i) the cost of securities and investments purchased or sold for the Fund (including taxes and brokerage commissions, if any); (ii) costs and fees to be borne by the Fund and/or Adviser as specified elsewhere in this Agreement; or (iii) as otherwise agreed between the parties in writing.

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Notwithstanding the foregoing, the Sub-Adviser is not obligated to pay the compensation or expenses of the Trust's Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Sub-Adviser.

10.                                     Compensation of the Sub-Adviser. The Fund has a 1.75% investment advisory fee. For the services provided pursuant to this Sub-Advisory Agreement, the Adviser will pay to the Sub-Adviser a monthly fee of 50% of the net investment advisory fee received by the Adviser except that, for any investments made in the Fund by the Sub-Adviser, the Adviser will pay to the Sub-Adviser one hundred percent (100%) of the net advisory fees paid by the Fund to the Adviser. This fee for each month will be paid to the Sub-Adviser during the succeeding month. Such fees shall be paid in U.S. Dollars.

Net investment advisory fee is defined as investment advisory fees less fee waivers due to the expense caps and any extraordinary expenses related to the management and sponsorship of the Fund, including but not limited to, regulatory, litigation and legal expenses as recorded on the financial statements of the Fund and Adviser.

To the extent the Adviser is required to waive its entire investment advisory fee pursuant to any fee waiver and operating expense limitation agreement in effect between the Adviser and the Fund, the Sub-Advisor will pay to the Adviser an amount equal to 50% of Fund expenses paid by the Adviser pursuant to any fee waiver and operating expense limitation agreement in effect between the Adviser and the Fund.

All Sub-Advisory fees hereunder will be deemed to accrue daily and will be detailed in an email reconciliation (a “Fee Statement”) which the Adviser (or the Fund’s administrator) will provide to the Sub-Adviser within 21 Business Days of the end of each month. If the Sub-Adviser disagrees with a Fee Statement, it will notify the Adviser to that effect within seven days of the Sub-Adviser’s receipt of the Fee Statement (failing which notification the Sub-Adviser will be taken to have agreed with such Fee Statement) and the parties will use reasonable endeavours to reconcile any such disagreement as soon as practicable.

The Adviser hereby agrees to make payment of the fees specified in each Fee Statement within seven days of the Fee Statement being provided to the Sub-Adviser or, if the Sub-Adviser notifies the Adviser that the Sub-Adviser disagrees with the Fee Statement, within seven days of the parties’ agreement of the Fee Statement.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to the Fund, the Adviser shall pay to the Sub-Adviser within seven days of the final agreed upon Fee Statement.

11.                                     Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Sub-Advisory Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Sub-Advisory Agreement, including the Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Fund’s Prospectus and Trade Errors, as defined in Section 5 of this Sub-Advisory Agreement.

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Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Advisor’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

12.                                     Duration and Termination. The term of this Sub-Advisory Agreement shall begin on the on the date of this Sub-Advisory Agreement and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two (2) years. This Sub-Advisory Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund or by vote of the Trust's Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Sub-Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Sub-Advisory Agreement or any extension, renewal or amendment thereof.

This Sub-Advisory Agreement may be terminated at any time on at least 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board of Trustees, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act.

The Sub-Adviser may terminate this Sub-Advisory Agreement at any time, without the payment of any penalty, on at least 90 days' prior written notice to the Adviser and the Trust. Termination of this Sub-Advisory Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Sub-Advisory Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Sub-Advisory Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser.

If this Sub-Advisory Agreement is terminated by the Adviser or Sub-Adviser, Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund.

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This Sub-Advisory Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

13.                                     Non-Exclusive Management. Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. Adviser expressly acknowledges and understands that Sub-Adviser shall be free to render investment advice to others and that Sub-Adviser does not make its investment management services available exclusively to Adviser or the Fund. Nothing in this Sub-Advisory Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

14.                                     Good Standing. Adviser and Sub-Adviser hereby warrant and represent that they are each: investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations; and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers necessary to be met in order to perform the services contemplated by this Agreement.

In addition, Adviser and Sub- Adviser further warrant and represent that neither is (nor any of their respective associated persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor is it or any of its associated persons currently the subject of any investigation or proceeding which could result in statutory disqualification. In addition, each of Adviser and Sub-Adviser agree to promptly notify the other of the occurrence of any event that would disqualify it from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

Each Party agrees to promptly notify the other regarding any non-routine inspections, notices, or inquiries from any governmental, administrative, or self-regulatory agency; the commencement of any legal or regulatory actions or proceedings against it or any of its officers; and any material developments associated therewith.

Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

15.                                     Amendment. This Sub-Advisory Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund affected by such amendment.

16.             Privacy Notice/Confidentiality. The Adviser and Sub-Adviser acknowledge prior receipt of the Trust’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes

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pertaining to registered investment advisers which are necessary to be met in order to perform the services contemplated by this Agreement.

Subject to the duty of the Sub-Adviser, the Adviser, the Trust and/or the Subsidiary to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Fund and the Subsidiary; and the information or actions of the Adviser and Sub-Adviser including all details relating (but not limited) to the Investment Program, the Adviser’s and Sub-Adviser’s trading programs generally, their systems, methodologies, trading techniques, research, strategies, models and other commercial information relating to the Adviser, Sub-Adviser or their respective group and any information or actions of the Adviser, the Trust or the Subsidiary in respect thereof (the “Confidential Information”).

No party shall use another party’s Confidential Information for any purpose other than the management of the Fund and the Subsidiary, and that it shall not (and shall procure that its employees, officers, any member of its group and employees and officers of any member of its group shall not) copy, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of the Confidential Information other than as specifically envisaged by the terms of this Agreement or otherwise mutually agreed between the parties.

Each party acknowledges and agrees that because of the proprietary nature of the Confidential Information described in Section, damages may not be an adequate remedy for any breach of its obligations under this Section and therefore agrees that the non-breaching party will be entitled to seek specific performance and any other form of equitable or interim remedies.

17.                                     Use Of Name. The Adviser has agreed to include the name or identifying words “Aspect”, “Aspect Capital” and/or “Aspect Capital: The Science of Investment” (the “Trade Marks”) in the name of the Fund or Subsidiary and in connection with the services provided under this Agreement subject to the terms of this Section. The Sub-Adviser hereby grants the Fund a limited, non-exclusive, revocable license to use the Trade Marks in the name of the Fund. The Sub-Adviser hereby grants the Adviser, or a successor thereto or affiliate thereof, a limited, non-exclusive, revocable license to use the Trade Marks in its promotion of the Fund. Such a license is conditioned upon the employment of the Sub-Adviser, or a successor thereto or affiliate thereof, as the investment sub-adviser to the Fund. In the event the Sub-Adviser ceases to be the sole sub-adviser to the Fund, the Adviser’s and the Fund’s rights to use the terms “Aspect” or ”Aspect Capital” in the Fund name and in any materials for the promotion of the Fund shall automatically cease on the 90th day following the termination of this Agreement. This paragraph shall survive the termination of this Agreement.

18.                                     Notice. Whenever any notice is required or permitted to be given under any provision of this Sub-Advisory Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier, or email to the other party at the mailing addresses, or email addresses specified below or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

Sub-Adviser:

Aspect Capital Limited

10 Portman Square,

London, UK W1H 6AZ

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Email: rosie.reynolds@aspectcapital.com / investor.relations@aspectcapital.com/ legal@aspectcapital.com

Adviser:

Catalyst Capital Advisors LLC

53 Palmeras St., Suite 601,

San Juan, PR 00901

Email: JerryS@catalystmutualfunds.com

19.                                     Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Sub-Advisory Agreement, Sub-Adviser and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association ("AAA"), provided that the AAA accepts jurisdiction. Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

20.                                     Indemnification. Adviser and Sub-Adviser agree to defend, indemnify and hold harmless the other and each of their respective officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the other’s material violation of any of the terms of this Sub-Advisory Agreement except where such material violation results from the willful misfeasance, bad faith, gross negligence or reckless disregard of duty of the other party. Adviser and Sub-Adviser’s obligations under this paragraph shall survive the termination of this Sub-Advisory Agreement.

21.                                     Governing Law. (a) This Sub-Advisory Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Sub-Advisory Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Sub-Advisory Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.                                     Severability. In the event any provision of this Sub-Advisory Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Sub-Advisory Agreement, which shall continue to be in force.

23.                                     Counterparts. This Sub-Advisory Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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24.                                     Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Sub-Advisory Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

25.                                     Captions. The captions in this Sub-Advisory Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

26.                                     Change of Control. The Sub-Adviser shall notify Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

27.                                     Other Business. Except as set forth above, nothing in this Sub-Advisory Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

ASPECT CAPITAL LIMITED ____ ________________________ By: Rosie Reynolds Title: Chief Commercial Officer	CATALYST CAPITAL ADVISORS LLC _______________________ By: Jerry Szilagyi Title: CEO

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